UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)


                         AFFINITY TECHNOLOGY GROUP, INC.
                                (Name of Issuer)

                                     COMMON STOCK
                         (Title of Class of Securities)

                                    00826M103
                                 (CUSIP Number)




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CUSIP NO.    00826M103
--------------------------------------------------------------------------------
                                       13G


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  1      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jeff A. Norris
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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a)  o
         N/A
                                                                         (b)  o
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-------- -----------------------------------------------------------------------

  3      SEC USE ONLY


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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States Citizen
-------- -----------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

  5      SOLE VOTING POWER
         10,600,000

---------------------- ------- -------------------------------------------------
---------------------- ------- -------------------------------------------------
  6      SHARED VOTING POWER
         2,120

---------------------- ------- -------------------------------------------------
---------------------- ------- -------------------------------------------------
  7      SOLE DISPOSITIVE POWER
         10,600,000


---------------------- ------- -------------------------------------------------
---------------------- ------- -------------------------------------------------
  8      SHARED DISPOSITIVE POWER
         2,120


---------------------- ------- -------------------------------------------------
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  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,602,120
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 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-------- -----------------------------------------------------------------------
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 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         38.1%
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 12      TYPE OF REPORTING PERSON

         IN
-------- -----------------------------------------------------------------------

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Item 1.

         (a)  Name of Issuer:  Affinity Technology Group, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

                                            1201 Main Street, 23rd Floor
                                            2301 Capital Center
                                            Columbia, SC 29201-3201

Item 2.

         (a)  Name of Person Filing:  Jeff A. Norris

         (b)  Address of Principal Business Office:

                                            1201 Main Street, 23rd Floor
                                            2301 Capital Center
                                            Columbia, SC 29201-3201

         (c)  Citizenship:  United States

         (d)  Title of Class of Securities:  Common Stock, par value
                                             $.0001 per share

         (e)  CUSIP Number:  00826M103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: Not applicable.

(a)     oBroker or Dealer registered under Section 15 of the Act
(b)     oBank as defined in section 3(a)(6) of the Act
(c)     oInsurance Company as defined in section 3(a)(19) of the Act
(d)     oInvestment Company registered under section 8 of the Investment Company
         Act
(e) oInvestment Adviser registered under section 203 of the Investment Advisers Act of 1940 (f) oEmployee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)
(g) oParent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)     oGroup, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         (a) Amount Beneficially Owned: 10,602,120 shares, consisting of 2,650,000 shares held by the Norris Family Limited Partnership, 95,400 shares held by the J&L Extended Family Limited Partnership, and 2,120 shares issuable to the reporting person's wife upon exercise of outstanding options.

         (b)  Percent of Class:  38.1%

         (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:  10,600,000 shares

             (ii)  shared power to vote or to direct the vote: 2,120 shares


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             (iii) sole power to dispose or to direct the disposition of:
                   10,600,000 shares

             (iv)  shared power to dispose or to direct the disposition of:
                   2,120 shares

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following o.


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10.Certification

        Not Applicable




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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997
Date


Jeff A. Norris